INVESTMENT MANAGEMENT AGREEMENT

The Champion Fund

AGREEMENT made this [●] day of [●], 2025, by and between The Champion Fund, a Delaware statutory trust (the “Fund”), and Sweater Industries LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser has agreed to furnish investment management and other services to the Fund, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund and the Adviser wish to enter into this Agreement setting forth the investment management and other services to be performed by the Adviser for the Fund and the terms and conditions under which such services will be performed; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1.	APPOINTMENT AND ACCEPTANCE.

(a)	The Fund hereby appoints the Adviser to act as Adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

(b)	In rendering services under this Agreement, the Adviser shall have regard to (i) the provisions of the 1940 Act, any rules or regulations thereunder, and other provisions of Federal or state law; (ii) the provisions of the Agreement and Declaration of Trust of the Fund, as amended and restated from time to time (the “Declaration of Trust”); (iii) the policies and determinations of the Fund’s Board of Trustees (the “Board”); (iv) the fundamental policies and investment restrictions of the Fund reflected in the Fund’s registration statement on Form N-2 relating to the offering of the Fund’s shares, including all exhibits thereto (the “Registration Statement”), as such policies and restrictions may, from time to time, be amended; (v) the prospectus and Statement of Additional Information of the Fund in effect from time to time (the “Prospectus and SAI”); and (vi) any exemptive relief granted by the U.S. Securities and Exchange Commission (the “SEC”).

2.	DUTIES OF THE ADVISER.

(a)	The Fund employs the Adviser to furnish and manage a continuous investment program for the Fund. The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth and subject to the supervision of the Board, either directly or indirectly through one or more sub-advisers, to: (i) develop, implement and supervise the investment program of the Fund and the composition of its portfolio; (ii) determine the timing and amount of commitments, investments and/or disposals to be made by the Fund, the securities and other investments to be purchased or sold by the Fund in connection therewith; and (iii) arrange, subject to the provisions of Section 3 hereof, for the purchase of securities and other investments for the Fund and the sale or redemption of securities and other investments held in the portfolio of the Fund.

(b)	The securities and other investments purchased or sold by the Fund in connection with the foregoing may include, but are not limited to, shares of capital stock, limited partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures, loans and other securities and equity or debt interests and derivatives thereof of whatever kind, whether or not publicly traded or readily marketable and whether directly or indirectly held.

(c)	The Adviser may, subject to the provisions of Section 3 hereof, obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(d)	The Adviser may hire (subject to the approval of the Fund’s Board and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the SEC, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more sub-advisers engaged to carry out the investment program of the Fund. The retention of a sub-adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement.

(e)	Subject always to the control of the Board and except for the functions carried out by the officers and personnel of the Fund, the Adviser will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto.

(f)	The Adviser shall discharge the foregoing responsibilities subject to the control of the Fund’s Board and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for the Fund set forth in the Fund’s Registration Statement, and with applicable laws and regulations.

3.	BROKERAGE COMMISSIONS. While not expected to be a primary part of the Fund’s investment strategy, to the extent applicable, the Adviser is authorized to select brokers and/or dealers to execute certain purchases and sales of portfolio securities for the Fund and, to the extent that public securities are involved, is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and SAI, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request. It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, or as described from time to time by the Fund’s Prospectus and SAI.

4.	ALLOCATION OF CHARGES AND EXPENSES

(a)	The Adviser will pay all of the ordinary and usual office overhead expenses of the Adviser and any of its affiliates (including rent, etc.) in connection with performance of the Adviser’s duties under this Agreement and the salaries or other compensation of the employees of the Adviser or any of its affiliates.

(b)	The Adviser will not be required to bear any expenses of the Fund other than those specifically allocated to the Adviser in this Section 4. In particular, but without limiting the generality of the foregoing, the Adviser shall not be required to pay, and shall be reimbursed promptly by the Fund if it pays, any third party charges and out-of-pocket costs and expenses that are related to the organization, operation or business of the Fund, including, without limitation, the following: (i) interest and taxes; (ii) brokerage commissions (if any) and other transaction expenses in connection with the Fund’s purchase and sale of assets; (iii) fees and expenses related to the formation of the Fund, the offering of the Fund’s shares (including Fund marketing expenses), and the admission of investors in the Fund; (iv) fees and expenses related to the formation and operation of any subsidiaries of the Fund; (v) fees and expenses related to the investigation and evaluation of investment opportunities (whether or not consummated); (vi) fees and expense related to the acquisition, ownership, management, financing, hedging of interest rates on financings, or sale of portfolio investments; (vii) travel costs associated with investigating and evaluating investment opportunities (whether or not consummated) or making, monitoring, managing or disposing of portfolio investments; (viii) costs of borrowings of the Fund; (ix) costs of any third parties retained to provide services to the Fund; (x) premiums for fidelity and other insurance coverage requisite to the Fund’s operations; (xi) fees and expenses of the Fund’s “non-interested” trustees; (xii) legal, audit and fund accounting expenses; (xiii) custodian and transfer agent fees and expenses; (xiv) expenses incident to the repurchase of the Fund’s shares; (xv) fees and expenses related to the registration under federal and state securities laws of shares of the Fund for public sale; (xvi) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Fund; (xvii) all other expenses incidental to holding meetings of the Fund’s shareholders; and (xviii) such extraordinary non-recurring expenses as may arise, including litigation affecting the Fund and any obligation which the Fund may have to indemnify its officers and trustees with respect thereto. Any partner, director, officer or employee of the Adviser or its affiliates who may also serve as officers, trustees or employees of the Fund shall not receive any compensation directly from the Fund for their services, except to the extent the Board shall have specifically approved the payment by the Fund of all or a portion of such compensation.

(c)	The Adviser, or an affiliate of the Adviser, may agree to waive its fees and/or pay or reimburse the expenses of the Fund or otherwise subsidize the Fund to any level that the Adviser, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Adviser explicitly agrees in writing to maintain such undertaking for a specified period.

(d)	To the extent the Adviser or its affiliates incur any costs by assuming expenses that are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise explicitly agreed to bear such expenses.

5.	COMPENSATION OF THE ADVISER.

(a)	For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay to the Adviser a fee, computed and paid monthly, at the annual rate of 2.9% of the average daily net assets of the Fund. The average daily net assets of the Fund shall be determined by taking an average of all of the determinations of such amount during such month at the close of business on each business day during such month while this Agreement is in effect. Such fee shall be payable for each month within 15 business days after the end of such month.

(b)	All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

6.	BOOKS AND RECORDS. The Adviser will maintain or cause to be maintained all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board or cause to be furnished such periodic and special reports as the Board may reasonably request. The Fund and the Adviser agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Adviser on behalf of the Fund are the property of the Fund and will be provided promptly to the Fund on request.

7.	OTHER ACTIVITIES. Nothing in this Agreement shall limit or restrict the right of any director, member, partner, officer, or employee of the Adviser or its affiliates to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser or its affiliates to engage in any other business or to render services of any kind to any other person, corporation, firm, individual or association. The Adviser’s services to the Fund pursuant to this Agreement are not deemed to be exclusive and it is understood that the Adviser and its affiliates may render investment advice, management and other services to others.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION OF THE ADVISER.

(a)	The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

(b)	The Fund shall indemnify, to the fullest extent permitted by law, the Adviser, or any member, director, officer or employee of the Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, or gross negligence, or from reckless disregard by such party of its duties to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

9.	PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Adviser are or may be interested in the Fund as trustees, interest holders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Adviser if approved by the Fund’s Board, subject to the rules and regulations of the SEC.

10.	AUTHORITY; NO CONFLICT. The Adviser represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party.

11.	DURATION AND TERMINATION.

(a)	This Agreement shall become effective on the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Fund’s Board or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Fund’s trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in accordance with the requirements of the 1940 Act or any exemptive or other relief therefrom.

(b)	Notwithstanding the foregoing, this Agreement may be terminated by the Fund at any time, without the payment of any penalty, upon giving the Adviser 60 days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the trustees of the Fund in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, or by the Adviser on 60 days’ written notice (which notice may be waived by the Fund). This Agreement will also immediately terminate in the event of its assignment.

(c)	As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the SEC.

12.	NOTICE. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice, and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

13.	Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the requirements of the 1940 Act or any exemptive or other relief therefrom.

14.	SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

The Champion fund

By:
Marques Colston, Trustee, President and Principal Executive Officer

Sweater Industries LLC

By:
Jesse Randall, Chief Executive Officer